Exhibit 5.1

[WINSTEAD PC LETTERHEAD]

December 4, 2009

Repros Therapeutics Inc.
2408 Timberloch Drive, Suite B-7
The Woodlands, Texas, 77380

Gentlemen:

We have acted as counsel to Repros Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the filing of the registration statement on Form S-3 (“Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the Company’s common stock, $0.001 par value per share (“Common Stock”). The number of shares of the Common Stock being registered is 5,361,194 shares of Common Stock (the “Shares”) issued pursuant to that certain Master Settlement Agreement and Releases dated October 29, 2009 with certain vendors of the Company.

As the basis for the opinion hereinafter expressed, we have examined and relied upon such records, documents, certificates and other instruments as we have deemed necessary or advisable for the purposes of the opinion expressed herein. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

We express no opinion as to the law of any jurisdiction other than the Delaware General Corporation Law (including, to the extent applicable, Delaware statutory and constitutional provisions and reported case law). The opinion expressed herein is given as of this date, and we do not undertake to supplement this opinion with respect to any events or changes occurring subsequent to the date of this letter.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Winstead PC